Exhibit 10.31

CLIFFORD CHANCE	LIMITED LIABILITY PARTNERSHIP

DUBUIS HOLDING LIMITED

AND

PT PHILIP MORRIS INDONESIA

AGREEMENT FOR THE SALE AND
PURCHASE OF 1,377,525,000 SHARES IN PT HANJAYA
MANDALA SAMPOERNA

Exhibit 10.31

Agreed Form Documents

1.	Commencement of negotiations announcement

2.	Escrow Agreement

Exhibit 10.31

THIS AGREEMENT is made on 12 March 2005

BETWEEN :

(1)	DUBUIS HOLDING LIMITED, a company originally incorporated in Mauritius and now continued and incorporated in the Seychelles as a Seychelles company and having a registered office at Suites 25 and 27 Second Floor, Oliaji Trade Centre, Francis Rachel Street, P.O. Box 1312, Victoria, Mahé, Seychelles (the “Seller”); and

(2)	PT PHILIP MORRIS INDONESIA, a limited liability company established under the laws of the Republic of Indonesia, domiciled in Jakarta, having its registered office at Wisma GKBI, Suite 1801, JL. Jend. Sudirman No. 28, Jakarta 10210, Indonesia a company incorporated in Indonesia (the “Buyer”).

RECITALS

(A)	The Seller is the holder of 1,377,525,000 fully-paid ordinary shares of Rupiah 100 each of the Company representing 31.43% of the issued share capital of the Company (the “Shares”).

(B)	The Seller wishes to sell and the Buyer wishes to buy the Shares on the terms and conditions set out in this Agreement.

THE PARTIES AGREE as follows:

1.	SALE AND PURCHASE

1.1	The Seller agrees to sell, and the Buyer agrees to buy, the Shares and each right attaching to the Shares at or after the date of this Agreement, free of any Encumbrance.

1.2	The Seller waives all rights of pre-emption and other restrictions on transfer over the Shares conferred on it. The Seller shall procure that all such rights conferred on any other person are waived no later than Completion so as to permit the sale and purchase of the Shares.

2.	DOCUMENTS TO BE DELIVERED BY THE PARTIES

2.1	On the date of this Agreement the Seller shall deliver to the Buyer an opinion from Simon Mitchell, Seychelles Attorney-at-Law (as to Seychelles law), in form and substance satisfactory to the Buyer, dated the date of this Agreement, opining that the Seller is duly authorised to execute this Agreement.

2.2	On the date of this Agreement the Buyer shall deliver to the Seller an opinion from Mochtar, Karuwin & Komar (as to Indonesian law), in form and substance satisfactory to the Seller, dated the date of this Agreement, opinining that the Buyer is duly authorised to execute this Agreement.

3.	CONDITIONS TO COMPLETION

3.1	Completion is conditional on the following conditions being satisfied or waived by the Buyer under clause 3.3:

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3.1.1	none of the Seller Warranties being untrue, inaccurate or misleading and there not having occurred any fact or circumstance which would result or which would cause a Seller Warranty to be untrue, inaccurate or misleading when given in respect of the facts or circumstances as at Completion; and

3.1.2	the Seller having complied with clause 7.1.

3.2	If the Seller becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the Buyer.

3.3	At any time prior to Completion the Buyer may waive a Condition on any terms it decides by notice to the Seller.

3.4	Completion is also conditional on the Buyer having deposited in immediately available funds the Initial Payment with the Escrow Agent on the terms of the Escrow Agreement. If the Buyer becomes aware of a fact or circumstance that might prevent the condition in this clause 3.4 being satisfied, it shall immediately inform the Seller. At any time prior to Completion the Seller may waive this condition by notice in writing to the Buyer. As soon as practicable following signature of this Agreement, the parties shall appoint the Escrow Agent and enter into the Escrow Agreement with such amendments as the parties may agree (acting reasonably).

4.	COMPLETION

4.1	Completion shall take place at the offices of Mochtar, Karuwin & Komar at 9.00 a.m. on the Completion Date.

4.2	At Completion:

4.2.1	the Buyer will provide the Seller with evidence, in a form reasonably satisfactory to the Seller, that it has satisfied the condition in clause 3.4;

4.2.2	the Seller shall do all the things required of it in schedule 2;

4.2.3	The Seller will provide the Buyer with evidence, in a form reasonably satisfactory to the Buyer, that the Seller’s broker/custodian owns the Shares free of all liens and the Shares are available for transfer, and the Seller’s broker shall enter an instruction to transfer/sell the Shares to the Buyer on the Negotiated Market of the Jakarta Stock Exchange, and upon notification of the transfer/sale of an additional 375,675,000 shares of the Company (the “Additional Shares”), the Buyer’s broker will enter an instruction to transfer/purchase the Shares from the Seller on the Negotiated Market of the Jakarta Stock Exchange, and the Seller’s broker and the Buyer’s broker shall mutually confirm that such transfers have been crossed in the Negotiated Market.

4.2.4	Subject to the Seller and the Buyer having complied with clause 4.2.3, and subject to the Buyer having received evidence in a form reasonably satisfactory to the Buyer that the Shares and the Additional Shares have been crossed on the exchange through the Negotiated Market in favour of the Buyer, the Seller shall instruct its custodian to instruct the Clearing Agency to execute, on the same day, the book entry settlement of the transfer of the Shares to the Buyer’s

Exhibit 10.31

broker’s account, in favour of the Buyer, through a delivery free of payment method. The Buyer, on receipt of evidence through the C Best system that there are instructions pending to transfer the Shares and the Additional Shares to the Buyer’s account, shall instruct its custodian to issue an instruction to the Clearing Agency to execute a book entry settlement to receive the Shares from the securities account of the Seller by way of a receive free of payment method.

4.2.5	On the earlier of (a) receipt of confirmation in the form set out in Annexure 1 to the Escrow Agreement signed by or on behalf of the Buyer; and (b) receipt of a notice signed by or on behalf of Seller’s Custodian(s) confirming that an aggregate of 1,753,200,000 shares in the Company have been transferred from the Clearing Agency account of Seller’s Custodian(s) to the Clearing Agency account of Buyer’s Custodian and attaching a certified copy of a letter from the Clearing Agency confirming that such transfer(s) has occurred, the Escrow Agent shall release and pay (and the Buyer shall instruct the Escrow Agent to release and pay) the Initial Payment to the Seller in accordance with paragraph 3 of the Escrow Agreement on account of the Purchase Price. Release and payment of the Initial Payment to the Seller shall be good, valid and effectual discharge of the Buyer’s obligations under this clause 4.2.5. The balance of the Purchase Price after deducting the Initial Payment shall be paid by the Buyer in accordance with clause 8.

4.3	The Buyer:

4.3.1	is not obliged to complete this Agreement unless the Seller complies with its obligations under clause 4.2; and

4.3.2	is not entitled or obliged to complete this Agreement unless the Buyer simultaneously completes the acquisition of that number of fully paid ordinary shares of Rupiah 100 each of the Company which (together with the Shares) represent not less than 40 per cent. of the issued share capital of the Company.

4.4	The Seller is not obliged to complete this Agreement unless the Buyer complies with its obligations under clause 4.2.5.

4.5	If Completion does not take place on the Completion Date because a party (the “Defaulting Party”) fails to comply with any of its obligations under clause 4.2, then the other party (the “Second Party”) may by notice to the Defaulting Party:

4.5.1	postpone Completion to a date not more than 20 Business Days after the Completion Date. If the Second Party postpones Completion to another date in accordance with this clause 4.5.1, then the provisions of this Agreement apply as if that other date is the Completion Date; or

4.5.2	terminate this Agreement with immediate effect. If the Second Party terminates this Agreement under this clause 4.5.2, then each party’s further rights and obligations under this Agreement cease immediately, but termination does not affect a party’s accrued rights and obligations under this Agreement at the time of termination.

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5.	SELLER WARRANTIES

5.1	The Seller warrants to the Buyer that each Seller Warranty is true, accurate and not misleading at the date of this Agreement.

5.2	Immediately before Completion, the Seller is deemed to warrant to the Buyer that each Seller Warranty is true, accurate and not misleading by reference to the facts and circumstances as at Completion.

5.3	Each Seller Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Seller Warranty.

6.	BUYER WARRANTIES

6.1	The Buyer warrants to the Seller that each Buyer Warranty is true, accurate and not misleading at the date of this Agreement.

6.2	Immediately before Completion, the Buyer is deemed to warrant to the Seller that each Buyer Warranty is true, accurate and not misleading by reference to the facts and circumstances as at Completion.

6.3	Each Buyer Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Buyer Warranty.

7.	FURTHER UNDERTAKINGS

7.1	The Seller shall procure that an extraordinary general meeting of the shareholders of the Company is called for the purposes only of considering resolutions (in a form reasonably satisfactory to the Buyer) to appoint the Buyer’s nominees to the Board of Directors and the Board of Commissioners, such meeting to be held on the date (being not later than 60 days after Completion) which is notified to the Seller by the Buyer at least two Business Days before Completion.

7.2	The Buyer agrees that it shall procure that members of the Board of Directors and the Board of Commissioners who are replaced by the Buyer’s nominees at the meeting called in accordance with clause 7.1 (or at any other meeting of shareholders called for that purpose) shall be released and discharged (acquit et décharge) of all their duties and liabilities as directors or commissioners (as the case may be) of the Company as of and for the period up to and including the EGM Date.

7.3	Without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), the Seller agrees that it shall not, in its capacity as a shareholder of the Company, do any of the things specified in schedule 4 at any time prior to Completion.

7.4	The Seller shall notify the Buyer as soon as reasonably practicable if, to its knowledge, there is a Consultation Event prior to Completion and, to the extent it is able as a shareholder of the Company, it shall (i) cooperate with any reasonable request made by the Buyer and shall use its reasonable endeavours to procure that persons nominated by

Exhibit 10.31

the Buyer are provided with reasonable access to the Board of Directors and the Board of Commissioners and that (subject to their fiduciary duties and any obligations of confidentiality applicable to them or to the Company) the Board of Directors and the Board of Commissioners shall consult with such persons and provide them with such information which they may reasonably request in connection with the Consultation Event, its effect on the Target Group and/or the steps being taken to alleviate or remedy the Consultation Event.

7.5	Other than in accordance with its obligations under this Agreement, the Seller will not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offer of, any Shares (or any interest therein or in respect thereof) or enter into any transaction with the same economic effect as any of the foregoing.

8.	PAYMENT OF THE BALANCE OF THE PURCHASE PRICE

The Buyer shall pay the Deferred Payment by wire transfer in immediately available funds to the Seller’s Bank Account on the date which is 60 days after the Completion Date (provided that if this is not a Business Day, payment shall be made on the next following Business Day). Such payment of the Deferred Payment into the Seller’s Bank Account shall be good, valid and effectual discharge of the Buyer’s obligations under this clause 8.

9.	CONDUCT IN CONNECTION WITH THE TENDER OFFER

9.1	The Buyer agrees that it shall:

9.1.1	deliver a letter to the Board of Directors and the Board of Commissioners of the Company during the course of the morning (Jakarta time) on 13 March 2005 notifying them of its intentions in relation to the Company following the closing of the Tender Offer;

9.1.2	issue an announcement of the commencement of negotiations in the agreed form.

9.2	Conditional on Completion, the Buyer agrees that it shall:

9.2.1	submit a plan in relation to the Tender Offer to Bapepam within two Business Days after the Completion Date;

9.2.2	proceed with the Tender Offer in accordance with applicable Indonesian law; and

9.2.3	not increase the price per share (in Rupiah) payable under the Tender Offer above Rupiah 10,600 per Share paid to the Seller under this Agreement.

10.	LIMITATION OF LIABILITY

10.1	The Seller shall not be liable under this Agreement:

10.1.1	in respect of any claim relating to a breach of Seller Warranties set out in paragraphs 1 to 6 of schedule 3, to the extent that the aggregate amount of the liability of the Seller would exceed an amount equal to the Purchase Price;

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10.1.2	in respect of any claim (other than a claim referred to in clause 10.1.1):

(a)	unless the aggregate amount of all such other claims for which the Seller would otherwise be liable under this Agreement exceeds US$20 million; and

(b)	to the extent that the aggregate amount of the liability of the Seller for all claims made under this Agreement would (but for this clause 10.1.2) exceed an amount equal to US$400 million.

10.2	None of the Buyer or any of its Affiliates shall be entitled to recover from the Seller under this Agreement more than once in respect of the same loss, damage or other liability suffered or incurred.

11.	CONFIDENTIAL INFORMATION

11.1	The Seller undertakes to the Buyer, for itself and, after Completion, on behalf of each member of the Target Group, that after Completion the Seller shall, and shall procure that its Affiliates shall:

11.1.1	not use or disclose to any person any Target Group Confidential Information or any Buyer Confidential Information it (or its Affiliates) has or acquires; and

11.1.2	make every effort to prevent the use or disclosure of any Target Group Confidential Information or any Buyer Confidential Information it (or its Affiliates) has or acquires.

11.2	The Buyer undertakes to the Seller, for itself and on behalf of its Affiliates, the Buyer shall and shall procure that its Affiliates shall:

11.2.1	not use or disclose to any person any Seller Confidential Information it (or its Affiliates) has or acquiries; and

11.2.2	make every effort to prevent the use or disclosure of Seller Confidential Information.

11.3	Clauses 11.1 and 11.2 do not apply to disclosure of Target Group Confidential Information or of Buyer Confidential Information by the Seller or its Affiliates or a disclosure of Seller Confidential Information by the Buyer or its Affiliates (as the case may be):

11.3.1	to the extent required to be disclosed by law or by a rule of any Relevant Authority, whether or not the requirement has the force of law, provided that (so far as is reasonably practicable) the disclosure shall only be made:

(a)	in the case of a disclosure of Target Group Confidential Information prior to Completion or of Buyer Confidential Information by the Seller or any of its Affiliates after promptly notifying the Buyer in advance of such requirement, consulting with the Buyer on the advisability of such disclosure and on taking steps to narrow or minimise such disclosure, permitting the Buyer to meet with and make representations to the

Exhibit 10.31

Relevant Authority and, if disclosure is still required by the Relevant Authority, after taking into account the Buyer’s reasonable requirements as to its timing, content and manner of making or despatch; or

(b)	in the case of a disclosure of Seller Confidential Information by the Buyer or any of its Affiliates, to the extent reasonably practicable after promptly notifying the Seller in advance of such requirement, consulting with the Seller on the advisability of such disclosure and on taking steps to narrow or minimise such disclosure, permitting the Seller to meet with and make representations to the Relevant Authority and, if disclosure is still required by the Relevant Authority, after consultation with the Seller and after taking into account the Seller’s reasonable requirements as to its timing, content and manner of making or despatch; or

11.3.2	to a party’s directors, officers, employees, advisers, agents, Affiliates or representatives of their advisors or agents (“Representative”) for the purpose of advising such party in connection with the transactions contemplated by this Agreement or any Dispute provided that such disclosure is essential for these purposes and is on the basis that the party making the disclosure shall be responsible for any breach of this clause 11 by its Representatives as if the Representatives were bound by this clause 11 in the same manner as the party making the disclosure.

11.4	If it is not reasonably practicable for a party (the “Disclosing Party”) to consult with the other party (the “Information Holder”) under clause 11.3.1 prior to making a disclosure under that clause, then the Disclosing Party shall, to the extent permitted by law or by the rules of any Relevant Authority, inform the Information Holder of the circumstances, timing, content and manner of making or despatch of the disclosure promptly after such disclosure is made.

11.5	Subject to the provisions of this clause 11, the Seller shall provide all information available to it and in its possession concerning the Company and the Seller which the Buyer reasonably requests for inclusion in the tender offer statement to be issued in connection with the Tender Offer.

11.6	This clause 11 will cease to apply on the date three years following the date of this Agreement.

12.	ANNOUNCEMENTS

12.1	Subject to clause 12.2, neither party may make or send, and each party shall procure that none of its Affiliates make or send, a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it first obtains the other party’s written consent, which may not be unreasonably withheld or delayed.

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12.2	Without limitation to the parties’ obligations under clause 11, clause 12.1 does not apply to a public announcement, communication or circular:

12.2.1	issued by or on behalf of the Buyer for the purposes of or in connection with the Tender Offer;

12.2.2	made or sent by the Buyer after Completion to a customer, client or supplier of the Target Group informing it of the Buyer’s purchase of the Shares; or

12.2.3	required by applicable law or by the rules of any Relevant Authority, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall (so far as is reasonably practicable) be made after consultation with the Buyer (in the case of an announcement made by a Seller or any of its Affiliates in reliance on this clause 12.2.3) or the Seller (in the case of an announcement made by the Buyer or any of its Affiliates in reliance or this clause 12.2.3) and after taking into account the reasonable requirements of the Buyer or the Seller (as the case may be) as to its timing, content and manner of making or despatch.

13.	ASSIGNMENT

The Buyer (and its successors and assigns) may, without the Seller’s consent, assign to any of its Affiliates the benefit of all or any of the Seller’s obligations under this Agreement and/or any other benefit arising under or out of this Agreement. The Seller shall not assign, transfer, declare a trust of the benefit of or in any other way alienate any of his or its rights under this Agreement whether in whole or in part.

14.	NOTICES

14.1	A notice, waiver, consent or other communication under or in connection with this Agreement shall be in writing, in the English language and delivered personally or sent by fax to the party due to receive the notice to the address set out in clause 14.3 or to another address, person, or fax number specified by that party by not less than 10 Business Days’ notice to the other party received before the notice was despatched.

14.2	Unless there is evidence that it was received earlier, a notice is deemed given if:

14.2.1	delivered personally, when left at the address referred to in clause 14.1;

14.2.2	sent by international courier service, four Business Days after posting it; or

14.2.3	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine provided that a copy of any notice sent by fax shall promptly be given to the recipient party by one of the other means of service described in clause 14.1.

14.3	The address referred to in clause 14.1 is:

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The Seller

Dubuis Holding Limited	Suites 25 and 27
Second Floor
Oliaji Trade Centre
Francis Rachel Street
PO Box 1312
Victoria
Mahé
Seychelles

Fax no.: +248 226 043

With a copy to:

Barrye L. Wall, Esq.
50 Raffles Place
#30-00 Singapore Land Tower
Singapore 048623
Republic of Singapore

Fax: +65 6225 6009
The Buyer

PT Philip Morris Indonesia	Wisma GKBI
Suite 1801
JL. Jend. Sudirman
No. 28
Jakarta 10210
Indonesia

Attention: General Counsel

Fax no.: 6221 570 8154

With a copy to:

Justin G. Mayall
Vice President and Associate General Counsel
231F, Two Pacific Place
88 Queensway
Hong Kong

Fax no.: +852 2826 3809

15.	GOVERNING LAW AND DISPUTE RESOLUTION

15.1	This Agreement is governed by English law.

Exhibit 10.31

15.2	Any Dispute shall be referred to and exclusively, definitely and finally resolved by arbitration under the Rules.

15.3	The tribunal shall consist of one arbitrator who shall be an English lawyer of not less than 10 years standing. The seat of the arbitration and the venue of all hearings shall be London, England, and the language of the arbitration shall be English.

15.4	Any arbitral award or other outcome determined in accordance with this clause 15 shall be final and binding on the parties and may be enforced by any competent court or judicial authority.

15.5	The parties agree that the arbitral tribunal shall have power to award on a provisional basis any relief which it would have power to grant in a final award.

15.6	The parties exclude any rights to refer points of law or to appeal to the courts, to the extent that they can validly waive these rights. Notwithstanding the foregoing, the parties agree that they may apply to any competent judicial authority for interim or conservative measures. The application to a judicial authority for such measures shall not be deemed an infringement or waiver of the arbitration agreement made in this clause 15.

15.7	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

15.8	So far as permitted by law and except in the case of fraud each party agrees and acknowledges that its only right and remedy in relation to any warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

16.	GENERAL

16.1	This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties relating to its subject matter. This clause 16.1 shall not limit or restrict any liability arising as a result of any fraud.

16.2	Each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

16.3	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

16.4	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

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16.5	The rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

16.6	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

16.7	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

17.	DEFINITIONS AND INTERPRETATION

17.1	In this Agreement:

“Affiliate” means any entity which controls, is controlled by or is under common control with a party and “control” means the ability, directly or indirectly, to direct the affairs of another by means of ownership, contract or others;

“Bapepam” means the Indonesian Capital Market Supervisory Agency (Badan Pengawas Pasar Modal);

“Board of Commissioners” means the Company’s the board of commissioners from time to time;

“Board of Directors” means the Company’s board of directors from time to time;

“Business Day” means a day other than a Saturday or Sunday or public holiday in Indonesia or in the United States of America;

“Buyer Confidential Information” means:

(a)	all information which is used in or otherwise relates to the business, customers or financial or other affairs of the Buyer or any of its Affiliates provided in relation to the transactions contemplated by this Agreement including:

(i)	information relating to the marketing of goods or services including product information, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;

(ii)	information relating to future projects, business development or planning, legal and regulatory issues, commercial relationships and negotiations;

(b)	information relating to the Buyer or its Affiliates; and

(c)	the terms and conditions of this Agreement and the negotiations and discussions between the parties concerning the transactions contemplated by this Agreement,

but does not include information which:

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(ii)	is or becomes generally available to the public other than as a result of a disclosure by the Seller (or its Affiliates) in breach of clause 11; or

(iii)	becomes available to the Seller (or its Affiliates) after the EGM Date on a non-confidential basis from a source other than the Buyer (or its Affiliates, including the Target Group), provided that such source was (to the knowledge of the Seller (or its Affiliates)) not bound by a confidentiality, non-disclosure or similar agreement with the Buyer (or its Affiliates, including the Target Group) or their respective representatives or agents or otherwise prohibited from transmitting the information to the Seller (or its Affiliates) or any of their respective representatives or agents by a contractual, legal or fiduciary obligation;

“Buyer Warranty” means a statement contained in schedule 1 and “Buyer Warranties” means all of those statements;

“Clearing Agency” means PT Kustodian Sentral Efek Indonesia;

“Company” means PT Hanjaya Mandala Sampoerna, a publicly listed company incorporated in Indonesia, whose registered office is at Jalan Rungkut Industri Raya No. 18, Surabaya, East Java;

“Completion” means completion of the sale and purchase of the Shares in accordance with clause 4;

“Completion Date” means 18 March 2005 unless a party notifies the other at all before 4:00pm (Jakarta time) on 16 March 2005 that it is not able to complete on that date in which case the Completion Date shall be as specified by the relevant party in its notice, but in any event no later than 23 March 2005;

“Conditions” means the conditions in clause 3;

“Consultation Event” means the occurrence after the date of this Agreement of a material adverse change in the business, financial position, prospects or the results of operations of the Company, PT Perusahaan Dangang dan Industri Panamas, PT Sumber Alfaria Trijaya or PT Sampoerna JL Sdn. Bhd. or the occurrence after the date of this Agreement of any event or circumstance which is reasonably likely to result in such a material adverse change excluding, in any such case:

(a)	an event, circumstance or change which occurs directly as a result of any change in stock markets, interest rates, exchange rates or commodity prices which affect relevant markets generally; or

(b)	any material adverse change arising out of any change or development relating to (i) Indonesian or global economic or industry conditions; (ii) Indonesian or global financial markets or conditions; or (iii) any generally applicable change in any applicable law, rules of any Relevant Authority or any other governmental or regulatory authority or Indonesian GAAP or any interpretation thereof;

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“Deferred Payment” means the amount equal to 25 per cent. of the Purchase Price in United States dollars (converted at the rate for purchasing US$ with rupiah quoted by Bloomberg as being the midway between the bid and ask on the trading day in Indonesia immediately preceding the date of this Agreement (namely 9365 rupiah per US$)) rounded down to the nearest whole dollar amount;

“Dispute” means a dispute arising from or connected with this Agreement including a dispute regarding its existence or validity;

“EGM Date” means the date when the extraordinary general meeting of shareholders of the Company called in accordance with clause 7.1 is held;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

“Escrow Agent” means CSFB Singapore or, if they are unwilling or incapable of acting, such other international bank of good standing as the parties shall agree, acting reasonably;

“Initial Payment” means the amount equal to 75 per cent. of the Purchase Price in United States’ dollars (converted at the rate for purchasing US$ with rupiah quoted by Bloomberg as being the midway between the bid and ask on the trading day in Indonesia immediately preceding the date of this agreement (namely 9365 rupiah per US$)) rounded up to the nearest whole dollar amount;

“Pledges” means any registered pledges in favour of any person;

“Purchase Price” means Rupiah 14,601,765,000,000 in aggregate, calculated as Rupiah 10,600 per Share;

“Relevant Authority” means, in relation to any party, any listing authority by which the shares in such party or any of its Affiliates are listed, any stock exchange on which the shares in such party or any of its any Affiliates are listed or traded (including Bapepam) or a governmental or regulatory authority or other authority with relevant powers to which such party or any of its Affiliates is subject or to which it submits;

“Rules” means the Rules of Arbitration of the International Chamber of Commerce;

“Shares” has the meaning given to it in Recital (A);

“Seller’s Bank Account” means the bank account details which are designated by the Seller in writing to the Buyer not less than 2 Business Days prior to Completion or such other bank account details as may be designated from time to time by the Seller in writing to the Buyer on not less than 2 Business Days notice;

“Seller Confidential Information” means:

(a)	all information which is used in or otherwise relates to the business, customers or financial or other affairs of the Seller or any of its Affiliates (excluding, after

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Completion, the Target Group) provided in relation to the transactions contemplated by this Agreement including information relating to future projects, business development or planning, legal and regulatory issues, commercial relationships and negotiations;

(b)	information relating to the Seller or its Affiliates; and

(c)	the terms and conditions of this Agreement and the negotiations and discussions between the parties concerning the transactions contemplated by this Agreement,

but does not include information which:

(i)	is or becomes generally available to the public other than as a result of a disclosure by the Buyer (or its Affiliates) in breach of clause 11; or

(ii)	which becomes available to the Buyer (or its Affiliates) after the EGM Date on a non-confidential basis from a source other than the Seller (or its Affiliates), provided that such source was (to the knowledge of the Buyer (or its Affiliates)) not bound by a confidentiality, non-disclosure or similar agreement with the Seller (or its Affiliates) or their respective representatives or agents or otherwise prohibited from transmitting the information to the Buyer (or its Affiliates) or any of their respective representatives or agents by a contractual, legal or fiduciary obligation;

“Seller’s Warranties” means a statement contained in schedule 3 and “Warranties” means all of those statements;

“Target Confidential Information” means:

(a)	all information which is used in or otherwise relates to the business, customers or financial or other affairs of the Target or any of its Affiliates, including:

(i)	information relating to the marketing of goods or services including product information, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;

(ii)	information relating to future projects, business development or planning, legal and regulatory issues, commercial relationships and negotiations; and

(b)	any information which the Target or any of its Affiliates have indicated in writing to the Seller prior to the date of this Agreement is confidential;

but does not include information which:

(i)	is or becomes generally available to the public other than as a result of a disclosure by the Seller (or its Affiliates) in breach of clause 11; or

Exhibit 10.31

(ii)	becomes available to the Seller (or its Affiliates) after the EGM Date on a non-confidential basis from a source other than the Buyer (or its Affiliates) or the Target Group, provided that such source was (to the knowledge of the Seller (or its Affiliates)) not bound by a confidentiality, non-disclosure or similar agreement with the Buyer (or its Affiliates) or any Target Group member or their respective representatives or agents or otherwise prohibited from transmitting the information to the Seller (or its Affiliates) or any of their respective representatives or agents by a contractual, legal or fiduciary obligation;

“Target Group” means the Company and its subsidiaries (as defined in Section 736 of the UK Companies Act 1985 as amended) from time to time;

“Target Shares” means all of the issued ordinary shares of Rupiah 100 each in the Company from time to time;

“Tax” means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function;

“Tender Offer” means the mandatory tender offer proposed to be made by the Buyer in accordance with Indonesian law and regulation for the Target Shares following and as a consequence of Completion.

17.2	In this Agreement, a reference to:

17.2.1	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

17.2.2	a “person” includes a reference to:

(a)	any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality); and

(b)	that person’s legal personal representatives, successors and permitted assigns;

17.2.3	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall for any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

17.2.4	times of the day are to Jakarta time.

Exhibit 10.31

17.3	The headings in this Agreement do not affect its interpretation.

Exhibit 10.31

SCHEDULE 1

Buyer Warranties (Clause 6)

1.	The Buyer is a limited company incorporated under the laws of Indonesia and has been in continuous existence since its incorporation.

2.	The Buyer has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed by it under this Agreement.

3.	The Buyer’s obligations under this Agreement and each document to be executed by it under this Agreement are, or when the relevant document is executed shall be, enforceable in accordance with its or their terms.

Exhibit 10.31

SCHEDULE 2

Completion Requirements (Clause 4.2.2)

At Completion the Seller shall deliver to the Buyer:

1.	a certificate in the form set out in schedule 5 duly executed by or on behalf of the Seller and dated the Completion Date;

2.	if requested by the Buyer, an irrevocable power of attorney (in a form reasonably satisfactory to the Buyer) duly executed by the Seller in favour of the Buyer to enable the Buyer to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;

3.	as evidence of the authority of each person executing a document referred to in this schedule on behalf of the Seller:

(a)	a copy of the minutes of a duly held meeting of, or written resolutions of, the directors of the Seller (or a duly constituted committee thereof) authorising the execution by the Seller of the document and, where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or a relevant extract; or

(b)	a copy of the power of attorney conferring the authority,

in each case certified by a director or the secretary of the Seller to be true;

4.	a letter, in a form reasonably satisfactory to the Buyer, from the Seller’s broker/custodian attaching a copy of the confirmation from the Clearing Agency that the Pledges have been released;

5.	any waiver, consent, release or other document necessary to give the Buyer or its nominee(s) full legal and beneficial ownership of the Shares;

6.	evidence, in a form satisfactory to the Buyer, that the extraordinary general meeting of the Company referred to in clause 7.1 has been called to be held on the date notified by the Buyer to the Seller in accordance with that clause to consider the resolutions referred to in that clause; and

7.	evidence, in a form satisfactory to the Buyer, that Puerta Sampoerna has transferred title to the following shares to the Company (or to a Target Group member) for no consideration and without liability on the part of the transferee:

(a)	10,000 shares of Rupiah 10,000 each in PT Citra Investasi Nusantasa, comprising 2.5 per cent. of the issued share capital of that company;

(b)	24 shares of Rupiah 5,000,000 each in PT Wahana Sampoerna, comprising 12.5 per cent. of the issued share capital of that company; and

(c)	112 shares of Rupiah 5,000,000 each in PT Sampoerna Transport Nusantasa, comprising 11.2% of the issued share capital of that company.

Exhibit 10.31

SCHEDULE 3

Seller Warranties (Clause 5)

1.	Incorporation and existence

The Seller is a limited company originally incorporated in Mauritius and now continued and incorporated in the Seychelles.

2.	Right, power, authority and action

The Seller has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed under it.

3.	Binding agreements

The Seller’s obligations under this Agreement and each document to be executed under it are, or when the relevant document is executed shall be, enforceable in accordance with its or their terms.

4.	The Shares

The Seller is the sole legal owner of the Shares.

5.	No Encumbrance

Other than the Pledges:

(a)	there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares; and

(b)	no person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

6.	The Company has 4,383,000,000 shares in issue all of which:

6.1.1	have been duly authorised and issued and are fully paid; and

6.1.2	are admitted to trading on the Jakarta Stock Exchange and the Surabaya Stock Exchange and are freely tradable and not listed on any other stock exchange.

There are no securities in issue convertible into or exchangeable for, or warrants, rights or options to purchase or require the issue of, any shares in the capital of the Company or any Target Group member.

Exhibit 10.31

SCHEDULE 4

Action Pending Completion (Clause 7.3)

The following are the things referred to in clause 7.3:

1.	appoint or dismiss a director or a Commissioner;

2.	adopt or change any of the accounting policies of any Target Group member other than as required by law or regulation;

3.	approve or cause the negotiation or entering into of any partnership, joint venture or other profit sharing arrangements by or in respect of any Target Group member;

4.	dispose of or acquire or cause any member of the Target Group to dispose of or to acquire any business or to dispose of any material part of its business;

5.	transfer, assign, licence or dispose of any Target Group member’s rights in or to any patents, inventions, trade secrets, know-how, copyright, trade marks, registered designs or any registrations or applications to register any such rights;

6.	participate or cause any Target Group member to participate in a merger or consolidation;

7.	change or cause the change of the nature or scope of the business of any member of the Target Group;

8.	declare or pay or make or cause the declaration, payment or making of a dividend or distribution by the Company;

9.	change or cause the change of the authorised or issued share or loan capital or grant any option over any of the Company’s share or loan capital;

10.	other than to permit foreign persons to act as directors or commissioners of the Board of Directors or Board of Commissioners in the agreed form, alter or cause the alteration of either the Company’s memorandum or its articles of association;

11.	undertake or cause any member of the Target Group to (a) undertake a transaction outside the ordinary course of business or (b) amend any existing or enter into any new related party transaction;

12.	enter into an arrangement generally with creditors or propose a resolution that any member of the Target Group be liquidated;

13.	incur or cause any member of the Target Group to incur any borrowing or cause the amendment or the increase in any borrowing of any member of the Target Group, in each case other than in the ordinary course of the relevant Target Group member’s business;

14.	enter into or, approve or cause the negotiation or execution or agreement of any arrangement under which any member of the Target Group enters into any guarantee, indemnity or suretyship (whether or not legally binding) for the liabilities or solvency of

Exhibit 10.31

any third party or any similar obligation other than in the ordinary course of business of the relevant Target Group member;

15.	other than in the ordinary course of the Target Group’s business, make any loan or advance or provide any credit to or for any person;

16.	make or incur or agree to make or incur capital expenditure, or acquire or dispose of any assets, in each case in excess of US$10 million or cause any member of the Target Group to do the same;

17.	other than as directed by the Buyer or in accordance with this Agreement, pass a shareholders’ resolution or cause the approval of a shareholders’ resolution for any member of the Target Group;

18.	create or agree to create or cause the creation of an Encumbrance over (a) the Shares or (b) assets having up to an aggregate value of US$1 million held by any member of the Target Group other than an Encumbrance created by operation of law;

19.	amend or discontinue or void any insurance policies of any member of the Target Group (or cause the same to occur);

20.	amend or terminate a material agreement entered into by or for any member of the Target Group or any third party operator agreement;

21.	amend the terms of or terminate the employment of or engage an employee of any Target Group member earning in excess of US$100,000 per annum or its equivalent (or cause the same to occur);

22.	start or compromise any litigation or arbitration proceedings other than routine debt collection actions, or cause any member of the Target Group to do the same;

23.	acquire or dispose of or cause any Target Group member to acquire or dispose of any shares in a body corporate;

24.	enter into or cause any Target Group member to enter into any agreement with a term in excess of 365 days;

25.	not appoint any person as an authorised signatory of any Target Group member for any bank accounts;

26.	increase or cause any Target Group member to increase the remuneration payable to any employees of a Target Group member (other than an increase which is consistent with the ordinary practice of the Target Group as to timing and amount for the two financial years ending prior to Completion); or

27.	acquire or dispose of or cause any Target Group member to acquire or dispose of any assets where such acquisition or disposal (as the case may be) would render the working capital position of any Target Group member materially different from the average working capital position of that Target Group member for the two financial years ending prior to Completion.

Exhibit 10.31

SCHEDULE 5

Form of Completion Certificate (Schedule 2, Paragraph 1)

[PT Philip Morris Indonesia]
[Address 1]
[Address 1]
[City/Code]
[Country]

Attention: [Name]

Fax no.: +[number]

[Completion Date] 2005

Agreement for the sale and purchase of shares in PT Hanjaya Mandala Sampoerna Tbk — Completion Certificate

We refer to the agreement for the sale and purchase of shares in PT Hanjaya Mandala Sampoerna Tbk between Dubuis Holding Limited and PT Philip Morris Indonesia dated 12 March 2005 (the “Agreement”).

This letter, which comprises a completion certificate from the Seller as required under paragraph 1 of schedule 2 to the Agreement, uses the same defined terms as the Agreement. A reference in this letter to a “clause” is a reference to a clause of the Agreement.

The Seller certifies that at the date of this letter:

1.	none of the Warranties are untrue, inaccurate or misleading and no fact or circumstance has occurred which would result in or which would cause a Warranty to be untrue, inaccurate or misleading when given in respect of the facts or circumstances as at Completion; and

2.	the Seller has complied with clause 7.1.

Yours faithfully

For and on behalf of the Seller

[Signature page omitted]